EXHIBIT (11)

                       FLORIDA ROCK INDUSTRIES, INC.
                 COMPUTATION OF EARNINGS PER COMMON SHARE


                                              Years Ended September 30


                                         1996           1995            1994

Net income                          $27,000,000    $23,912,000     $17,216,000
Common shares:
 Weighted average shares
 outstanding during the period        9,426,394       9,487,158      9,449,992

Shares issuable under stock
 options which are potentially
 dilutive and affect primary
 earnings per share                      11,951          38,204         35,049
Maximum potential shares
 includable in computation of
 primary earnings per share            9,438,345      9,525,362      9,485,041
Additional shares issuable
 under stock options which
 are potentially dilutive
 and affect fully diluted
 earnings per share                       37,848          1,343              -

Maximum potential shares
 included in computation of
 fully diluted earnings per
 share                                  9,476,193     9,526,705      9,485,041

Primary earnings per common share           $2.86         $2.51          $1.82

Fully diluted earnings per common
 share                                      $2.85         $2.51          $1.82


(a) Fully diluted earnings per share are not presented on the income statement since the potential effect would have been less than 3% dilutive.